Exhibit 10.32

ANTHEM ANNUAL INCENTIVE PLAN

1.    PURPOSE.

The purpose of this Anthem Annual Incentive Plan (the “AIP”) is to encourage associates to maintain focus on specific goals important to the success of Anthem, Inc. (the “Company”) and reward associates when the goals are met.

2.    AWARDS.

(a)  The Compensation Committee of the Company’s Board of Directors (the “Committee”), as from time to time constituted pursuant to the By-laws of the Company, may authorize the establishment of various award levels, including threshold, target and maximum awards (“Award Levels”) for associates based on performance goals established for each calendar year (hereinafter referred to as a “Performance Period”). The Committee shall consist of at least two non-employee directors, and all directors on the Committee shall satisfy the requirements for an “outside director” as that term is defined under Section 162(m) of the Internal Revenue Code of 1986, and the regulations promulgated thereunder (the “Code”). The Committee, in its sole discretion, shall determine in writing the performance goals at which different Award Levels shall be earned, the collective amount for all Award Levels to be established at any one time, the eligibility criteria for participation in the AIP, the associates of the Company who are officers of the Company (including those whom the Committee believes may be covered employees as defined under Section 162(m) of the Code (“Covered Employees”)) who will be eligible to participate in the AIP, and the individual Award Levels for associates who are officers of the Company (including those who the Committee believes may be Covered Employees). The Committee may delegate to the Company’s Chief Executive Officer (who may in turn delegate to other officers) responsibility for determining, within the limits established by the Committee, individual Award Levels for associates who are not officers of the Company (including those whom the Committee does not believe will be Covered Employees).

(b)  Prior to the establishment of Award Levels, the Committee shall determine for each such Award Level (i) performance goals related to the Company and its affiliates and/or any business unit, customer unit, strategic business unit, work group and any other unit or portion of the Company and any affiliate, at which awards shall be earned; and (ii) payment schedules or formulas tied to such performance goals for each associate (or group of associates) which may include, but not be limited to, percentage of Eligible Earnings (as defined below). “Eligible Earnings” means earnings payable by the Company, including regular pay, overtime pay, and shift differential pay. Eligible Earnings excludes incentive pay, short term disability payments, and workers compensation payments.

(c)  The specific performance goals for associates who are Covered Employees shall be based upon one or more of the following business criteria: asset growth; combined net worth; debt to equity ratio; earnings per share; revenues; investment performance; operating income (with or without investment income or income taxes); cash flow; margin; net income, before or after taxes; earnings before interest, taxes, depreciation and/or amortization; return on total capital, equity, revenue or assets; medical loss ratio; number of policyholders or insureds; quality of service metrics; customer service metrics; productivity; administrative expense management; or improved health of members. The specific performance goals for associates who are not Covered Employees may be based on one or more of the foregoing business criteria or any other criteria determined by the Committee. Any business criteria may be used with or without adjustment for extraordinary items or nonrecurring items. The business criteria may be expressed in absolute terms or relative to the performance of other companies or to an index. The business criteria shall not include or derive from the number or frequency of (1) denials of authorization for benefit coverage; or (2) reductions or limitations on hospital lengths of stay, medial services, or charges. AIP awards shall not be designed, construed, or used to incentivize the withholding of medically necessary services or the denial of benefits to which members are entitled.

(d)  If any event occurs during a Performance Period which requires changes to preserve the incentive features of the AIP (including, without limitation, acquisitions, divestitures or mergers), the Committee may make adjustments the Committee deems appropriate in its sole discretion.

(e)  Within the first ninety (90) days of the commencement of a Performance Period (or, if shorter, no later than after 25% of the Performance Period has elapsed), the Committee shall select the performance goals for any Covered Employee for such Performance Period for determining the amount of payment that the Committee may award for performance during such Performance Period.

3.    ELIGIBILITY TO PARTICIPATE IN THE AIP.

Subject to such additional limitations or restrictions as the Committee may impose, the term “associates” shall mean persons who are employed by the Company, or any Participating Subsidiary (as such term is defined below). The term “Participating Subsidiary” shall mean (i) a corporation of which capital stock having ordinary voting power to elect a majority of the board of directors of such corporation is owned, directly or indirectly, by the Company, or (ii) any other entity in respect of which the Company can exercise, directly or indirectly, comparable control, which corporation or entity has elected to participate in the AIP. Subject to such other terms and conditions as the Committee may impose and except as is otherwise provided in Section 5, no associate is entitled to receive a Final Award for a Performance Period if such associate was not employed by the Company or a Participating Subsidiary on the last day of the Performance Period. The Committee shall, among other things, determine (in its discretion) when and to what extent associates otherwise eligible for consideration shall become or cease to be, as the case may be, eligible to participate in the AIP and shall determine when, and under what circumstances, any associate shall be considered to have terminated employment for purposes of the AIP.

4.    FINAL AWARDS.

(a)  An associate shall not earn a Final Award (as defined below) and no payment shall be made until the Committee certifies (in writing for any Covered Employee) that the performance goals have been obtained for the relevant Award Level for the Performance Period and that the other material terms have been satisfied for the Performance Period. Except as otherwise provided in this Section, whether or not an associate has earned a Final Award shall be determined by the Committee in its sole discretion on the basis of the performance goals established for the Award Levels, whether or not the performance goals have been met during the Performance Period and the schedules or formulas tied to such performance goals for such associate. Following determination of the Final Award, the Committee may, upon the recommendation of the Company’s Chief Executive Officer, make adjustments to Final Awards for officers of the Company to reflect individual performance during such Performance Period, which for Covered Employees will involve only negative discretion. Adjustments to Final Awards to reflect individual performance for associates who are not officers of the Company (including those who are not Covered Employees) may be made by the Company’s Chief Executive Officer (or such other officers with such discretion as the Chief Executive Officer delegates). Any award, as determined and adjusted pursuant to this Section, is herein referred to as a “Final Award.” The total aggregate Final Award paid to any associate for any two consecutive Performance Periods shall not exceed $15 million.

(b)  All Final Awards shall be paid in cash or restricted or unrestricted stock of the Company, at the sole discretion of the Committee. Shares of the Company’s stock reserved for issuance under the Anthem 2001 Stock Incentive Plan, as amended, restated or replaced by a successor plan, may, but are not required to, be used to pay Final Awards paid in stock.

(c)  The unpaid portion of any Final Award shall be subject to the provisions of Section 5.

5.    PAYMENT OF VESTED FINAL AWARD.

(a)  Subject to this Section, all Final Awards shall be paid as soon as practicable following the end of the related Performance Period.

(b)  Any associate who has been selected to participate in the AIP during a Performance Period and who is actively employed by the Company or Participating Subsidiary on the last day of such Performance Period shall be entitled to receive payment of any Final Award for such Performance Period; provided, however, if any associate is dismissed for serious misconduct as that term is defined in the Associate Handbook, any unpaid Final Award shall be canceled as of the date of such termination of employment, and such associate shall not be entitled to receive any consideration in respect of such cancellation.

(c)  Any associate who has been selected to participate in the AIP during a Performance Period and who is not actively employed by the Company or a Participating Subsidiary on the last day of such Performance Period shall not be entitled to receive payment of any Final Award for such Performance Period; provided, however, that upon termination of an associate’s employment due to the associate’s death, Disability (as defined below) or early, normal or late retirement (as defined in the Anthem Cash Balance Plan) such associate shall receive a portion of any Final Award for the Performance Period in which such associate’s employment was terminated due to death, Disability or retirement, all as the Committee shall determine in its discretion. “Disability” means disability according to the terms of the Anthem Group Long-term Disability Plan as may be applicable from time to time to the particular associate.

6.    NO GUARANTEED PAYMENT.

No associate has any legal claim or right to participate in the AIP. To the extent that any associate, former associate, or any other person acquires a right to receive payments or distributions under the AIP, such right shall be no greater than the right of a general unsecured creditor of the Company. All payments and distributions to be made hereunder shall be paid from the general assets of the Company. Nothing contained in the AIP, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind or a fiduciary relationship between the Company and any associate, former associate, or any other person.

7.    EXPENSES.

The expenses of administering the AIP shall be borne by the Company.

8.    ASSIGNMENT AND TRANSFER.

Except as otherwise determined by the Committee, with the exception of transfer by will or the laws of descent and distribution, neither an associates participation in the AIP nor any Final Award shall be assignable or transferable and, during the lifetime of the associate, any payment in respect of any Final Award shall be made only to the associate. The amount distributable to an associate upon death and not subject to a designation of beneficiary filed with the Company on a form prescribed by the Company and which is enforceable under applicable law shall be distributed to the associate’s estate. If there shall be any question as to the legal right of any beneficiary to receive a distribution under the AIP, the amount in question may be paid to the estate of the associate, in which event the Company shall have no further liability to any party with respect to such amount.

9.    INTERPRETATION.

Full power and authority to construe and interpret the AIP shall be vested in the Committee. To the extent determined by the Committee, administration of the AIP, including, but not limited to the selection of associates for participation in the AIP, may be delegated to the Company’s Chief Executive Officer; provided, however, the Committee shall not delegate to the Company’s Chief Executive Officer any powers, determinations, or responsibilities with respect to officers of the Company, including those who are Covered Employees. Any person who accepts any award hereunder agrees to accept as final, conclusive, and binding all determinations of the Committee and the Company’s Chief Executive Officer.

10.    AMENDMENT.

The Committee, in its sole discretion, may, at any time, amend, modify, suspend, or terminate the AIP provided that no such action shall (a) adversely affect the rights of an associate with respect to previous unpaid

Final Awards under the AIP (except as otherwise permitted under Sections 2(d), 4, or 5), and the AIP, as constituted prior to such action, shall continue to apply with respect to Final Awards which have not been paid, or (b), with respect to Covered Employees, without the approval of the shareholders if such would otherwise result in payments to such Covered Employees not qualifying for deductibility under Section 162(m) of the Code.

11.    CLAIMS.

Every right of action by, or on behalf of, the Company or by any stockholder against any past, present, or future member of the Board of Directors, officer, or associate of the Company or its subsidiaries arising out of or in connection with the AIP shall, irrespective of the place where action may be brought and irrespective of the place of residence of any such director, officer, or associate, cease and be barred by the expiration of three years from the date of the act or omission in respect of which such right of action arises. Any and all right of action by any associate (past, present, or future) against the Company arising out of or in connection with the AIP shall, irrespective of the place where an action may be brought, cease and be barred by the expiration of three years from the date of the act or omission in respect of which such right of action arises.

12.    PAYMENT DEFERRALS.

If the associate participates in the Anthem Deferred Compensation Plan, any cash payment earned by the associate under the AIP may be voluntarily deferred pursuant to and in accordance with the terms of the Anthem Deferred Compensation Plan.

13.    GOVERNING LAW.

The validity, construction and effect of the AIP and any agreements or other instruments issued under it shall be determined in accordance with the laws of the state of Indiana without reference to the principles of conflict of laws.

14.    NO CONTRACT OR GUARANTEE OF CONTINUED EMPLOYMENT.

Nothing contained in the AIP nor any action taken under the AIP shall be construed as a contract of employment or as giving any associate any right to be retained in employment with the Company or any affiliate or subsidiary.

15.    WAIVER OF BREACH.

The Company’s waiver of any Plan provision shall not operate or be construed as a waiver of any subsequent breach by the associate or an agreement to grant a waiver with respect to a subsequent breach.

16.    INDEMNIFICATION.

No member of the Committee shall be personally liable by reason of any contract or other instrument executed by such member or on such member’s behalf in his or her capacity as a member of the Committee for any mistake of judgment made in good faith, and the Company shall indemnify and hold harmless each employee, officer or director of the Company or any affiliate or subsidiary to whom any duty or power relating to the administration or interpretation of the AIP may be allocated or delegated, against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim) arising out of any act or omission to act in connection with the AIP unless arising out of such person’s own fraud or bad faith.

17.    NOTICE.

Any notice or filing required or permitted to be given to the Committee or the Company under the AIP shall be sufficient if it is in writing and hand delivered, or sent by registered or certified mail, to the Company at the principal office of the Company. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification. Notices to any associate shall be delivered personally or electronically or mailed to the associate at his or her address appearing in the records of the Company. The address of any party may be changed at any time by written notice to the other party given in accordance with this provision.

18.    DISCLAIMER.

The Company makes no representations as to the value or future value of any awards granted pursuant to the AIP.

19.    RELATIONSHIP.

Notwithstanding any other provision of the AIP, the AIP and action taken pursuant to it shall not be deemed or construed to establish a trust or fiduciary relationship of any kind between or among the Company, any affiliate or subsidiary, associates, or any other persons. The AIP is intended to be unfunded for purposes of the Code and the Employee Retirement Income Security Act of 1974, as amended. The right of associates to Final Awards is strictly a right of payment, and the AIP does not grant nor shall it be deemed to grant associates or any other persons any interest in or right to any of the funds, property, or assets of the Company or any affiliate or subsidiary, other than as an unsecured general creditor of the Company or any affiliate or subsidiary.

20.    EFFECTIVE DATE.

The AIP shall be effective on January 1, 2003; provided, however, the AIP shall not be effective as to Covered Employees unless approved by the shareholders of the Company at the 2003 annual meeting.